Subject to Completion and Modification
SLM FUNDING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS SLM FUNDING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SLM FUNDING LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, SLM FUNDING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.
Term Sheet
$2,239,306,000
SLM Private Credit Student Loan Trust 2007-A
Issuing Entity
SLM Funding LLC
Depositor
Sallie Mae, Inc.
Sponsor, Servicer and Administrator
Student Loan-Backed Notes
     On March 29, 2007, the trust will issue:

Class	Principal	Interest Rate	Maturity

Floating Rate Class A-1 Notes	$626,000,000	3-month LIBOR plus %	September 15, 2022
Floating Rate Class A-2 Notes	$566,000,000	3-month LIBOR plus %	September 15, 2025
Floating Rate Class A-3 Notes	$219,000,000	3-month LIBOR plus %	December 15, 2026
Floating Rate Class A-4 Notes	$653,891,000	3-month LIBOR plus %	December 16, 2041
Floating Rate Class B Notes	$73,142,000	3-month LIBOR plus %	December 16, 2041
Floating Rate Class C-1 Notes	$35,273,000	3-month LIBOR plus %	December 16, 2041
Auction Rate Class C-2 Notes	$66,000,000	Auction	December 16, 2041

The trust will make payments primarily from collections on a pool of private credit student loans. Private credit student loans are education loans made to students or parents of students that are not guaranteed or reinsured under the Federal Family Education Loan Program or any other federal student loan program. Payments on the floating rate notes will be made quarterly on the 15th day of each March, June, September and December, beginning in June 2007. Payments on the auction rate notes will be payable on the business day following the end of each applicable auction period and also, for auction periods greater than 90 days, on the quarterly payment dates referred to above. In general, the trust will pay principal, sequentially, to the class A-1 through class A-4 notes, in that order, until each such class is paid in full. Neither the class B notes nor the class C notes will receive principal until the stepdown date, which is expected to be the June 2012 quarterly distribution date. Thereafter, the trust will pay principal to the class B notes until such class is paid in full, and then will pay or allocate principal to the class C-1 and C-2 notes, pro rata, until each such class is paid in full. Payments of interest on the class B notes will be subordinate to the payment of interest and, to the extent described in the initial free-writing prospectus, to payments of principal on the class A notes. Payments of principal on the class B notes will be subordinate to the payment of both interest and principal on the class A notes. Payments of interest on the class C notes will be subordinate to the payment of interest and, to the extent described in the initial free-writing prospectus, to payments of principal on the class A and class B notes. Payments of principal on the class C notes will be subordinate to the payment of both interest and principal on the class A and class B notes. Credit enhancement for the notes consists of overcollateralization, cash on deposit in a reserve account and, for the class A notes, the subordination of the class B and class C notes and, for the class B notes, the subordination of the class C notes, as described in the initial free-writing prospectus. The trust will also make a deposit into a cash capitalization account, which will be available for a limited period of time. The trust will enter into an interest rate swap agreement. A description of how LIBOR is determined appears under “Additional Information Regarding the Notes — Determination of Indices — LIBOR” in the base prospectus. A description of how the auction rate is determined appears under “Additional Information Regarding the Notes — The Auction Rate Notes” in the base prospectus.
     We are offering the notes through the underwriters when and if issued. Application will be made for the floating rate notes to be listed on the Official List of the Luxembourg Stock Exchange and to be traded on the Luxembourg Stock Exchange’s Euro MTF Market.
     We are not offering the notes in any state or other jurisdiction where the offer is prohibited.
     This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.
     The notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust. They are not obligations of or interests in SLM Corporation, the sponsor, the administrator, the servicer, the depositor, any seller or any of their affiliates.
     The notes are not guaranteed or insured by the United States or any governmental agency.
Joint Book-Runners

Credit Suisse	Deutsche Bank Securities	Morgan Stanley

Co-Managers
Banc of America Securities LLC                                             Lehman Brothers

March 21, 2007

The Information in this Term Sheet
The information contained herein refers to and supplements certain of the information contained in the Free-Writing Prospectus, dated March 19, 2007 (the “initial free-writing prospectus”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the initial free-writing prospectus.
THE TRUST WILL NOT ISSUE THE CLASS A-4B NOTES OR THE CLASS B-2 NOTES REFERRED TO IN THE INITIAL FREE-WRITING PROSPECTUS. AS A RESULT, (1) THE CLASS A-4 NOTES WILL CONSIST OF ONE CLASS OF FLOATING RATE NOTES; (2) THE CLASS B NOTES WILL CONSIST OF ONE CLASS OF FLOATING RATE NOTES; (3) THERE WILL BE NO AUCTION RATE DISTRIBUTION DATE APPLICABLE TO THE CLASS A-4 NOTES AND THERE WILL BE NO DISTRIBUTION OF INTEREST OR PRINCIPAL TO THE CLASS A-4 NOTES ON ANY DATE OTHER THAN A QUARTERLY DISTRIBUTION DATE; (4) THERE WILL BE NO AUCTION RATE DISTRIBUTION DATE APPLICABLE TO THE CLASS B NOTES AND THERE WILL BE NO DISTRIBUTION OF INTEREST OR PRINCIPAL TO THE CLASS B NOTES ON ANY DATE OTHER THAN A QUARTERLY DISTRIBUTION DATE; (5) THERE WILL BE NO CARRYOVER AMOUNTS ALLOCATED TO THE CLASS A NOTES; (6) THERE WILL BE NO CARRYOVER AMOUNTS ALLOCATED TO THE CLASS B NOTES; AND (7) THE TERM “AUCTION RATE NOTES” SHALL REFER ONLY TO THE CLASS C-2 NOTES.
The Notes
The trust is offering the following classes of notes, which are debt obligations of the trust:
Class A Notes:
•	Floating Rate Class A-1 Student Loan-Backed Notes in the amount of $626,000,000;

•	Floating Rate Class A-2 Student Loan-Backed Notes in the amount of $566,000,000;

•	Floating Rate Class A-3 Student Loan-Backed Notes in the amount of $219,000,000; and

•	Floating Rate Class A-4 Student Loan-Backed Notes in the amount of $653,891,000.
Class B Notes:
•	Floating Rate Class B Student Loan-Backed Notes in the amount of $73,142,000.
Class C Notes:
•	Floating Rate Class C-1 Student Loan-Backed Notes in the amount of $35,273,000; and
•	Auction Rate Class C-2 Student Loan-Backed Notes in the amount of $66,000,000.

Closing Date. The closing date for this offering will be March 29, 2007.
Interest Rates. The spreads to LIBOR for the floating rate notes will be set at the time of pricing. The initial interest rate for the auction rate notes will be determined on the second business day before the closing date.
Pricing Date. On or after March 22, 2007.
Initial Accrual Period. The initial accrual period for the auction rate notes will begin on the closing date and end on the initial auction rate adjustment date for that class as set forth below. The initial accrual period for the floating rate notes will begin on the closing date and end on June 14, 2007, the day before the first quarterly distribution date. LIBOR for the first accrual period will be determined by the following formula:
x + [ 17/31 * (y-x)]
     where:
x = two-month LIBOR, and
y = three-month LIBOR, as applicable.
Initial Auction Period. The initial auction date for the auction rate notes will be April 18, 2007 and the initial rate adjustment date occurring after the closing date for the auction rate notes will be April 19, 2007.
Stepdown Date. The stepdown date is the earlier to occur of (a) the June 2012 quarterly distribution date and (b) the first quarterly distribution date on which no class A notes remain outstanding.
Maturity Dates. Each class of notes will mature no later than the date set forth for that class in the table below:

Class	Maturity Date
Class A-1	September 15, 2022
Class A-2	September 15, 2025
Class A-3	December 15, 2026
Class A-4	December 16, 2041
Class B	December 16, 2041
Class C-1	December 16, 2041
Class C-2	December 16, 2041
Identification Numbers
The notes will have the following CUSIP Numbers and ISIN:
CUSIP Numbers
•	Class A-1 Notes: 78443D AA 0

•	Class A-2 Notes: 78443D AB 8

•	Class A-3 Notes: 78443D AC 6

•	Class A-4 Notes: 78443D AD 4

•	Class B Notes: 78443D AF 9

•	Class C-1 Notes: 78443D AH 5

•	Class C-2 Notes: 78443D AJ 1
International Securities Identification Numbers (ISIN)
•	Class A-1 Notes: US78443DAA00

•	Class A-2 Notes: US78443DAB82

•	Class A-3 Notes: US78443DAC65

•	Class A-4 Notes: US78443DAD49

•	Class B Notes: US78443DAF96

•	Class C-1 Notes: US78443DAH52

•	Class C-2 Notes: US78443DAJ19
The European Common Codes will be set forth in the prospectus supplement for these notes.
Capitalization of the Trust

Floating Rate Class A-1 Student Loan-Backed Notes	$626,000,000
Floating Rate Class A-2 Student Loan-Backed Notes	566,000,000
Floating Rate Class A-3 Student Loan-Backed Notes	219,000,000
Floating Rate Class A-4 Student Loan-Backed Notes	653,891,000
Floating Rate Class B Student Loan-Backed Notes	73,142,000
Floating Rate Class C-1 Student Loan-Backed Notes	35,273,000
Auction Rate Class C-2 Student Loan-Backed Notes	66,000,000
Equity	100

Total	$2,239,306,100

Information About the Trust
Collection Account Initial Deposit. On the closing date, the trust will make an initial deposit from the net proceeds of the sale of the notes into the collection account in cash or eligible investments equal to approximately $2,670,000 plus the excess, if any, of the pool balance as of the statistical cutoff date over the pool balance as of the closing date.
Reserve Account Initial Deposit. On the closing date, the trust will make an initial deposit from the net proceeds of the sale of the notes into the reserve account in cash or eligible investments equal to approximately $5,001,254.

Specified Reserve Account Balance. The amount required to be on deposit in the reserve account at any time, or the specified reserve account balance, is the lesser of $5,001,254 and the outstanding balance of the notes.
Cash Capitalization Account
The cash capitalization account will be created with an initial deposit by the trust on the closing date of cash or eligible investments in an amount equal to $250,000,000. The initial deposit into the cash capitalization account will not be replenished.
Amounts held from time to time in the cash capitalization account will be held for the benefit of the noteholders. Funds will be withdrawn from the cash capitalization account on any quarterly distribution date prior to the June 2011 quarterly distribution date to the extent that the amount of Available Funds on the quarterly distribution date is insufficient to pay items (1) through (10) under “Description of the Notes—Distributions—Quarterly Distributions from the Collection Account” set forth in the initial free-writing prospectus.
The cash capitalization account is intended to enhance the likelihood of timely distributions of interest and certain payments of principal to the noteholders through the June 2011 quarterly distribution date.
Distributions of Excess Amounts. Amounts on deposit in the cash capitalization account in excess of the amount required to be retained therein until the next quarterly distribution date will be withdrawn on the related quarterly distribution date as follows:
First, on each quarterly distribution date from the March 2009 quarterly distribution date through the December 2009 quarterly distribution date, any amount on deposit in the cash capitalization account (equal to “CI” for such quarterly distribution date in the definition of “Asset Balance” in the Glossary of the initial free-writing prospectus) that is in excess of 5.50% of the Asset Balance on the closing date (including the initial deposit into the collection account) will be released to the collection account and treated as Available Funds if:
•	the sum of (1) the Pool Balance as of the last day of the second preceding collection period and (2) the amount on deposit in the cash capitalization account immediately following the preceding quarterly distribution date, minus the aggregate outstanding balance of the notes immediately following the preceding quarterly distribution date, is greater than or equal to $11,195,628, which is the amount of overcollateralization that existed on the closing date; and

•	at least 45% of the trust student loans by principal balance are in repayment and are not more than 30 days past due as of the end of the collection period for the current quarterly distribution date.
Second, on each quarterly distribution date from the March 2010 quarterly distribution date through the December 2010 quarterly distribution date, any amount on deposit in the cash capitalization account (equal to “CI” for such quarterly distribution date in the definition of “Asset Balance” in the Glossary of the initial free-writing prospectus) that is in excess of 3.50% of the Asset Balance on the closing date (including the initial deposit into the collection account) will be released to the collection account and treated as Available Funds if:
•	the sum of (1) the Pool Balance as of the last day of the second preceding collection period and (2) the amount on deposit in the cash capitalization account immediately following the preceding quarterly distribution date, minus the aggregate outstanding balance of the notes immediately following the preceding quarterly distribution date, is greater than or equal to $22,391,256, which is twice the amount of overcollateralization that existed on the closing date; and

•	at least 60% of the trust student loans by principal balance are in repayment and are not more than 30 days past due as of the end of the collection period for the current quarterly distribution date.
Third, on each quarterly distribution date from the March 2011 quarterly distribution date through the June 2011 quarterly distribution date, any amount on deposit in the cash capitalization account (equal to “CI” for such quarterly distribution date in the definition of “Asset Balance” in the Glossary of the initial free-writing prospectus) that is in excess of 1.50% of the Asset Balance on the closing date (including the initial deposit into the collection account) will be released to the collection account and treated as Available Funds if:
•	the sum of (1) the Pool Balance as of the last day of the second preceding collection period and (2) the amount on deposit in the cash capitalization account immediately following the preceding quarterly distribution date, minus the aggregate outstanding balance of the notes immediately following the preceding quarterly distribution date, is greater than or equal to $22,391,256, which is twice the amount of overcollateralization that existed on the closing date; and

•	at least 80% of the trust student loans by principal balance are in repayment and are not more than 30 days past due as of the end of the collection period for the current quarterly distribution date.
Fourth, any amount remaining on deposit in the cash capitalization account on the June 2011 quarterly distribution date will be released to the collection account and treated as Available Funds.
Swap Agreement
The trust will enter into an interest rate swap agreement. The Significance Percentage of the swap agreement in the aggregate is less than 10%.
Unless terminated earlier pursuant to its terms, the swap agreement will terminate on the June 2022 quarterly distribution date.

The notional amount, the adjusted prime rate and applicable spread for the swap agreement are as follows:

Notional Amount	Trust Swap Rate*	Applicable Spread
Initially $1,887,704,827, and for each calculation period thereafter an amount equal to the aggregate principal balance, as of the last day of the collection period preceding the beginning of the related accrual period, of the trust student loans (other than Adjustable Period Loans) bearing interest based upon the prime rate, which loans, by their terms, reset their interest rate monthly.
	The weighted average of the prime rates published in The Wall Street Journal in the “Interest Rates & Bonds” section, “Consumer Rates” table as of the second business day before the first calendar day of each of the immediately preceding three months (or if The Wall Street Journal is not published on any such date, the first preceding day for which that rate is published in The Wall Street Journal), rounded to the nearest one-eighth of one percent (0.125%), minus the Applicable Spread. If the weighted average of the prime rates as of any date of determination is less than the Applicable Spread, the rate payable by the swap counterparty will be correspondingly increased.	Minus 2.75%

*	If there is more than one prime rate published in the applicable section of The Wall Street Journal on a relevant determination date, then the prime rate used in calculating the trust swap rate shall be the highest prime rate published on that day.
Swap Counterparty
The swap counterparty for the swap agreement is Credit Suisse International (“CSi”). CSi was incorporated in England and Wales under the Companies Act 1985 on May 9, 1990 with registered no. 2500199 and was re-registered as unlimited under the name “Credit Suisse Financial Products” on July 6, 1990. Its registered office and principal place of business is at One Cabot Square, London E14 4QJ. CSi is an English bank and is regulated as a European Union credit institution by The Financial Services Authority (“FSA”) under the Financial Services and Markets Act 2000. The FSA has issued a scope of permission notice authorizing CSi to carry out specified regulated investment activities. Effective as of March 27, 2000, Credit Suisse Financial Products was renamed “Credit Suisse First Boston International” and, effective as of January 16, 2006, was renamed “Credit Suisse International”. These changes were renamings only. CSi is an affiliate of Credit Suisse Securities (USA) LLC.
CSi is an unlimited liability company and, as such, its shareholders have a joint, several and unlimited obligation to meet any insufficiency in the assets of CSi in the event of its liquidation. CSi’s ordinary voting shares are owned, as to 56%, by Credit Suisse, as to 24%, by Credit Suisse (International) Holding AG and, as to 20%, by Credit Suisse Group. CSi commenced business on July 16, 1990. Its principal business is banking, including the trading of derivative products linked to interest rates, equities, foreign exchange, commodities and credit.
CSi has been assigned a senior unsecured debt rating of “AA- (stable outlook)” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., a senior debt rating of “Aa3 (stable outlook)” by Moody’s Investors Service Inc. and a long-term rating of “AA- (stable outlook)” by Fitch Ratings.
The information in the preceding three paragraphs has been provided by Credit Suisse International for use in this term sheet, and has not been verified by the depositor, the trust, the sponsor, the administrator, the servicer, the trustee, the indenture trustee or the underwriters. Except for the preceding three paragraphs, Credit Suisse International has not prepared and does not accept responsibility for the accuracy or completeness of this term sheet or the initial free-writing prospectus.
Overcollateralization
On the closing date, the asset balance of the trust (which does not give effect to the reserve account but includes any amount deposited into the cash capitalization account on the closing date) will be approximately 100.50% of the aggregate balance of the notes.
Use of Proceeds
The trust will use the net proceeds from the sale of the notes to make the initial deposits to the collection account, the cash capitalization account and the reserve account and to purchase the trust student loans from the depositor on the closing date under the sale agreement.
The depositor will then use the proceeds paid to the depositor by the trust to pay to the sellers the respective purchase prices due to those sellers for the trust student loans purchased by the depositor.

Expenses incurred to establish the trust and issue the notes (other than fees that are due to the underwriters) are payable by the depositor. Expenses to be paid by the depositor are estimated to be $2,000,365.
Distributions from the Future Distribution Account
On each auction rate distribution date for the auction rate notes that is not also a quarterly distribution date, the administrator will instruct the indenture trustee, in writing, to make the following distributions:
•	first, from amounts deposited in the future distribution account that were allocated to the auction agent and the broker-dealers, and then from amounts on deposit in the collection account, pro rata, to the auction agent and the broker-dealers, the respective fees of the auction agent and the broker-dealers;

•	second, from amounts deposited in the future distribution account that were allocated to the auction rate class C notes, and then from amounts on deposit in the collection account to the auction rate class C notes, an amount equal to interest payable thereon;

•	third, from amounts deposited in the future distribution account that were allocated to the auction rate class C notes on the immediately preceding quarterly distribution date to the auction rate class C notes, an amount equal to principal payable thereon; and

•	fourth, from amounts deposited in the future distribution account that were allocated to the auction rate class C notes on the immediately preceding quarterly distribution date to the auction rate class C notes, an amount equal to any carryover amounts and interest on any carryover amounts with respect thereto.
The chart on the following page illustrates the application of funds in the future distribution account on each auction rate distribution date as described in this term sheet and the initial free-writing prospectus.

Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Notes
Exhibit I attached hereto, “Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Notes,” shows, for each class of notes, the weighted average lives, expected maturities and percentages of the original principal amount remaining at certain distribution dates based on various assumptions.
Underwriting
The notes listed below are offered severally by the underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the notes will be ready for delivery in book-entry form only through the facilities of DTC, Clearstream, Luxembourg and Euroclear, as applicable, on or about March 29, 2007 against payment in immediately available funds.
Subject to the terms and conditions in the underwriting agreement to be dated on or about the pricing date, the depositor has agreed to cause the trust to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amounts of the notes shown opposite its name:

Underwriter	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes	Class A-4 Notes
Credit Suisse Securities (USA) LLC	$125,200,000	$113,200,000	$43,800,000	$130,778,000
Deutsche Bank Securities Inc.	125,200,000	113,200,000	43,800,000	130,779,000
Morgan Stanley & Co. Incorporated.	125,200,000	113,200,000	43,800,000	130,778,000
Banc of America Securities LLC	125,200,000	113,200,000	43,800,000	130,778,000
Lehman Brothers Inc.	125,200,000	113,200,000	43,800,000	130,778,000
Total	$626,000,000	$566,000,000	$219,000,000	$653,891,000

Underwriter	Class B Notes	Class C-1 Notes	Class C-2 Notes
Credit Suisse Securities (USA) LLC	$14,629,000	$7,054,000	$13,200,000
Deutsche Bank Securities Inc.	14,629,000	7,054,000	13,200,000
Morgan Stanley & Co. Incorporated.	14,628,000	7,057,000	13,200,000
Banc of America Securities LLC	14,628,000	7,054,000	13,200,000
Lehman Brothers Inc.	14,628,000	7,054,000	13,200,000
Total	$73,142,000	$35,273,000	$66,000,000
The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes listed above if any of the notes are purchased. The offering prices, underwriter discounts and dealer concessions and reallowances will be set forth in the prospectus supplement.
The depositor and SLM ECFC have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
The notes are new issues of securities with no established trading market. The seller has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.
In the ordinary course of their business, the underwriters and certain of their affiliates have in the past, and may in the future, engage in commercial and investment banking activities with the sellers, the depositor and their respective affiliates.

The trust may, from time to time, invest the funds in the trust accounts in eligible investments acquired from the underwriters.
During and after the offering, the underwriters may engage in transactions, including open market purchases and sales, to stabilize the prices of the notes.
The underwriters, for example, may over-allot the notes for the account of the underwriting syndicate to create a syndicate short position by accepting orders for more notes than are to be sold.
In addition, the underwriters may impose a penalty bid on the broker-dealers who sell the notes. This means that if an underwriter purchases notes in the open market to reduce a broker-dealer’s short position or to stabilize the prices of the notes, it may reclaim the selling concession from the broker-dealers who sold those notes as part of the offering.
In general, over-allotment transactions and open market purchases of the notes for the purpose of stabilization or to reduce a short position could cause the price of a note to be higher than it might be in the absence of those transactions.
One or more of the underwriters or its affiliates may retain a material percentage of any class of notes for its own account. The retained notes may be resold by such underwriter or such affiliate at any time in one or more negotiated transactions at varying prices to be determined at the time of sale.
Glossary
     “Asset Balance” means, with respect to any quarterly distribution date, an amount equal to:
     PB + CI - R
     Where:
     CI = the amount on deposit in the cash capitalization account on the last day of the related collection period less the excess for the quarterly distribution date of (i) interest due on the notes plus any primary servicing and administration fees, any swap payments owed to the swap counterparty by the trust, any swap termination payments owed by the trust that are pari passu with interest payments on the class A notes due, any auction agent fees and any broker-dealer fees, over (ii) Available Funds on deposit in the collection account plus amounts allocated to the future distribution account for the payment of interest and expenses due. In no case shall CI be less than zero;
     PB = the Pool Balance at the last day of the related collection period; and
     R = the amount to be released from the cash capitalization account on such quarterly distribution date as excess amounts, as set forth in paragraphs First through Third under “Information About the Trust—Cash Capitalization Account—Distributions of Excess Amounts” in this term sheet.

     provided, however, that, as of the closing date, the Asset Balance shall equal $2,250,501,628 and that, for all quarterly distribution dates occurring on or after the June 2011 quarterly distribution date, the Asset Balance will be equal to the Pool Balance as of the last day of the related collection period.
     “Class A Noteholders’ Principal Distribution Amount” means (a) as of any quarterly distribution date prior to the Stepdown Date or on which a Trigger Event is in effect, the lesser of (i) 100% of the excess, if any, of (x) the aggregate outstanding principal balance of all classes of notes immediately prior to any distributions of principal for such quarterly distribution date over (y) the excess, if any, of (1) the Asset Balance for such quarterly distribution date over (2) the Specified Overcollateralization Amount and (ii) the aggregate outstanding principal balance of the class A notes immediately prior to any distributions for such quarterly distribution date and (b) on or after the Stepdown Date and as long as a Trigger Event is not in effect for such quarterly distribution date, the excess, if any, of (x) the aggregate outstanding principal balance of the class A notes immediately prior to any distributions of principal for such quarterly distribution date over (y) the lesser of (A) the product of (i) 85% and (ii) the Asset Balance as of such quarterly distribution date and (B) the excess, if any, of the Asset Balance for such quarterly distribution date over the Specified Overcollateralization Amount. Notwithstanding the foregoing, on or after the maturity date for the class A-1, class A-2, class A-3 or class A-4 notes, the Class A Noteholders’ Principal Distribution Amount shall not be less than the amount that is necessary to reduce the balance of the class A-1, class A-2, class A-3 or class A-4 notes, as applicable, to zero.
     “Class B Noteholders’ Principal Distribution Amount” means, as of any quarterly distribution date on or after the Stepdown Date and as long as a Trigger Event is not in effect on such quarterly distribution date, the excess, if any, of (x) the sum of (i) the aggregate outstanding principal balance of the class A notes (after taking into account the Class A Noteholders’ Principal Distribution Amount due on such quarterly distribution date) and (ii) the outstanding principal balance of the class B notes immediately prior to such quarterly distribution date over (y) the lesser of (A) the product of (i) 89.875% and (ii) the Asset Balance for such quarterly distribution date and (B) the excess, if any, of the Asset Balance for such quarterly distribution date over the Specified Overcollateralization Amount. Prior to the Stepdown Date or on any quarterly distribution date for which a Trigger Event is in effect, the excess, if any, of (i) the amounts in clause (a)(i) of the definition of Class A Noteholders’ Principal Distribution Amount over (ii) the aggregate outstanding principal balance of the class A notes. Notwithstanding the foregoing, on or after the maturity date for the class B notes, the Class B Noteholders’ Principal Distribution Amount shall not be less than the amount that is necessary to reduce the outstanding principal balance of the class B notes to zero.
     “Class C Noteholders’ Principal Distribution Amount” means, as of any quarterly distribution date on or after the Stepdown Date and, as long as a Trigger Event is not in effect on such quarterly distribution date, the excess, if any, of (x) the sum of (i) the aggregate outstanding principal balance of the class A notes (after taking into account the Class A Noteholders’ Principal Distribution Amount due on such quarterly distribution date), (ii) the outstanding principal balance of the class B notes (after taking into account the Class B Noteholders’ Principal Distribution Amount due on such quarterly distribution date) and (iii) the outstanding principal balance of the class C notes immediately prior to such quarterly distribution date over (y) the lesser of (A) the product of (i) 97% and (ii) the Asset Balance for such quarterly distribution date and (B) the excess, if any, of the Asset Balance for such quarterly distribution date over the Specified Overcollateralization Amount. Prior to the Stepdown Date or on any quarterly distribution date for which a Trigger Event is in effect, the excess, if any, of (i) the amounts in clause (a)(i) of the definition of Class A Noteholders’ Principal Distribution Amount over (ii) the aggregate outstanding principal balance of the class A and class B notes. Notwithstanding the foregoing, on or after the maturity date for the class C notes, the Class C

Noteholders’ Principal Distribution Amount shall not be less than the amount that is necessary to reduce the outstanding principal balance of the class C notes to zero.
     The “Cumulative Realized Losses Test” is satisfied for any quarterly distribution date on which the cumulative principal amount of Charged-Off Loans, net of Recoveries, is equal to or less than the percentage of the initial Pool Balance set forth below for the specified period:

Percentage of
Distribution Date	Initial Pool Balance

Closing Date through June 2012 quarterly distribution date	15%

September 2012 quarterly distribution date through June 2015 quarterly distribution date	18%

September 2015 quarterly distribution date and thereafter	20%
     “Significance Estimate” means, as of the closing date, with respect to the swap agreements collectively, the reasonable good faith estimate of the maximum probable exposure of the trust to the swap counterparty, which estimate is made in the same manner as that utilized in the sponsor’s internal risk management process for similar instruments.
     “Significance Percentage” means, as of the closing date, the percentage that the Significance Estimate represents of the notes.
     “Specified Class A Enhancement” means, for any quarterly distribution date, the greater of (a) 15.0% of the Asset Balance for such quarterly distribution date or (b) the Specified Overcollateralization Amount for such quarterly distribution date.
     “Specified Class B Enhancement” means, for any quarterly distribution date, the greater of (a) 10.125% of the Asset Balance for such quarterly distribution date or (b) the Specified Overcollateralization Amount for such quarterly distribution date.
     “Specified Class C Enhancement” means, for any quarterly distribution date, the greater of (a) 3.0% of the Asset Balance for such quarterly distribution date or (b) the Specified Overcollateralization Amount for such quarterly distribution date.
     “Specified Overcollateralization Amount” means, as of any quarterly distribution date, 2.0% of the initial Asset Balance.

EXHIBIT I
Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Notes

EXHIBIT I
PREPAYMENTS, EXTENSIONS, WEIGHTED AVERAGE LIVES
AND EXPECTED MATURITIES OF THE NOTES
     Prepayments on pools of student loans can be calculated based on a variety of prepayment models. The model used to calculate prepayments in this term sheet is based on prepayments assumed to occur at a constant prepayment rate (“CPR”). CPR is stated as an annualized rate and is calculated as the percentage of the loan amount outstanding at the beginning of a period (including accrued interest to be capitalized), after applying scheduled payments, that is paid during that period. The CPR model assumes that student loans will prepay in each month according to the following formula:

Monthly Prepayments	=	Balance after scheduled payments	x	(1-(1-CPR)1/12)
Accordingly, monthly prepayments assuming a $1,000 balance after scheduled payments would be as follows for various levels of CPR listed below:

CPR	0%	4%	6%	8%	12%
Monthly Prepayment	$0.00	$3.40	$5.14	$6.92	$10.60
     The CPR model does not purport to describe historical prepayment experience or to predict the prepayment rate of any actual student loan pool. The student loans will not prepay at any constant level of CPR, nor will all of the student loans prepay at the same rate. You must make an independent decision regarding the appropriate principal prepayment scenarios to use in making any investment decision.
     For purposes of calculating the information presented in the tables below, it is assumed, among other things, that:
•	the statistical cutoff date for the trust student loans is March 5, 2007;

•	the closing date will be March 29, 2007;

•	all trust student loans are in repayment status (with accrued interest having been capitalized upon entering repayment) with the exception of grace status loans which remain in their current status until their status end date and then move to repayment and in-school status loans which are assumed to have either a 36-month grace period (with respect to trust student loans under the Medical Loan Programs), a 9-month grace period (with respect to LAWLOANS) or a 6-month grace period (with respect to all other trust student loans) before moving to repayment, and no trust student loan moves from repayment to any other status;

•	the trust student loans that are not in repayment status have interest accrued and capitalized upon entering repayment;

•	no delinquencies or defaults occur on any of the trust student loans, no repurchases for breaches of representations, warranties or covenants occur, and all borrower payments are collected in full;

•	index levels for calculation of payments are:
•	three-month LIBOR rate of 5.36%;

•	91-day Treasury bill rate of 5.08%; and

•	prime rate of 8.25%;
•	quarterly distributions begin on June 15, 2007, and payments are made quarterly on the 15th day of every March, June, September and December thereafter, whether or not the 15th is a business day;

•	the interest rate for each class of outstanding notes at all times will be equal to:
•	class A-1 notes: 5.38%;

•	class A-2 notes: 5.48%;

•	class A-3 notes: 5.52%;

•	class A-4 notes: 5.59%;

•	class B notes: 5.66%;

•	class C-1 notes: 5.76%; and

•	class C-2 notes: 5.46% plus applicable auction agent and broker-dealer fees of 0.16% per annum;
•	an administration fee equal to $20,000 is paid quarterly by the trust to the administrator, beginning in June 2007;

•	a servicing fee equal to 1/12th of the then outstanding principal amount of the trust student loans times 0.70% is paid monthly by the trust to the servicer, beginning in April 2007;

•	the reserve account has an initial balance equal to $5,001,254 and at all times a balance equal to the lesser of (1) $5,001,254, and (2) the outstanding balance of the notes;

•	the cash capitalization account has an initial balance equal to $250,000,000, and on the June 2011 distribution date, any amounts on deposit in the cash capitalization account that have not previously been released will be included in Available Funds;
•	under the interest rate swap, the trust will pay the assumed prime rate minus 2.75% in exchange for three-month LIBOR;
•	the trust will enter into no other swap or other interest rate hedging agreements;

•	all payments are assumed to be made at the end of the month and amounts on deposit in the collection account, reserve account and cash capitalization account, including reinvestment income earned in the previous month, net of servicing fees, are reinvested in eligible investments at the assumed reinvestment rate of 5.26% per annum through the end of the collection period, and reinvestment earnings are available for distribution from the prior collection period;

•	an optional redemption by the servicer occurs on the quarterly distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance; and

•	the pool of trust student loans consists of 5,958 representative loans (“rep lines”), which have been created for modeling purposes from individual trust student loans based on combinations of similar individual student loan characteristics, which include, but are not limited to, loan status, interest rate, loan type, index, margin, rate cap and remaining term.
     The following tables have been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the rep lines, which will differ from the characteristics and performance of the actual pool of trust student loans) and should be read in conjunction therewith. In addition, the diverse characteristics, remaining terms and loan ages of the trust student loans could produce slower or faster principal payments than indicated in the following tables, even if the dispersions of weighted average characteristics, remaining terms and loan ages are the same as the assumed characteristics, remaining terms and loan ages.

     The following tables show the weighted average remaining lives, expected maturity dates and percentages of original principal of each class of the notes at various levels of CPR from the closing date until the optional redemption date; all percentages have been rounded up or down to the nearest whole percent.
Weighted Average Lives and Expected Maturities of the Notes
at Various CPR Percentages(1)

Weighted Average Life (years)(2)
	0%	4%	6%	8%	12%

Class A-1 Notes	7.22	3.79	3.00	2.45	1.73
Class A-2 Notes	11.88	8.20	6.75	5.64	4.15
Class A-3 Notes	14.24	11.49	10.00	8.66	6.59
Class A-4 Notes	16.73	15.00	14.01	12.97	10.89
Class B Notes	14.70	12.20	10.93	9.76	7.99
Class C Notes	13.97	11.14	9.73	8.47	6.75

Expected Maturity Date

Class A-1 Notes	March 2017	March 2013	December 2011	March 2011	March 2010
Class A-2 Notes	December 2020	September 2017	March 2016	December 2014	December 2012
Class A-3 Notes	December 2021	September 2019	March 2018	December 2016	September 2014
Class A-4 Notes	June 2025	December 2023	March 2023	June 2022	September 2020
Class B Notes	June 2024	December 2022	March 2022	March 2021	March 2019
Class C Notes	September 2023	December 2021	December 2020	September 2019	June 2017

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the quarterly distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance.

(2)	The weighted average life of the notes (assuming a 360-day year consisting of twelve 30-day months) is determined by: (1) multiplying the amount of each principal payment on the applicable class of notes by the number of years from the closing date to the related quarterly distribution date, (2) adding the results, and (3) dividing that sum by the aggregate principal amount of the applicable class of notes as of the closing date.

Class A-1 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Quarterly Distribution
Dates At Various CPR Percentages(1)

Quarterly Distribution Date	0%	4%	6%	8%	12%
Closing Date	100%	100%	100%	100%	100%
June 2007	100	99	97	95	91
June 2008	100	99	96	87	70
June 2009	100	81	66	51	23
June 2010	100	63	42	22	0
June 2011	90	34	8	0	0
June 2012	80	14	0	0	0
June 2013	67	0	0	0	0
June 2014	51	0	0	0	0
June 2015	34	0	0	0	0
June 2016	14	0	0	0	0
June 2017	0	0	0	0	0
June 2018	0	0	0	0	0
June 2019	0	0	0	0	0
June 2020	0	0	0	0	0
June 2021	0	0	0	0	0
June 2022	0	0	0	0	0
June 2023	0	0	0	0	0
June 2024	0	0	0	0	0
June 2025	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the quarterly distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-2 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Quarterly Distribution
Dates At Various CPR Percentages(1)

Quarterly Distribution Date	0%	4%	6%	8%	12%
Closing Date	100%	100%	100%	100%	100%
June 2007	100	100	100	100	100
June 2008	100	100	100	100	100
June 2009	100	100	100	100	100
June 2010	100	100	100	100	84
June 2011	100	100	100	83	36
June 2012	100	100	83	55	11
June 2013	100	92	58	31	0
June 2014	100	67	36	8	0
June 2015	100	46	14	0	0
June 2016	100	26	0	0	0
June 2017	91	5	0	0	0
June 2018	64	0	0	0	0
June 2019	38	0	0	0	0
June 2020	10	0	0	0	0
June 2021	0	0	0	0	0
June 2022	0	0	0	0	0
June 2023	0	0	0	0	0
June 2024	0	0	0	0	0
June 2025	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the quarterly distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-3 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Quarterly Distribution
Dates At Various CPR Percentages(1)

Quarterly Distribution Date	0%	4%	6%	8%	12%
Closing Date	100%	100%	100%	100%	100%
June 2007	100	100	100	100	100
June 2008	100	100	100	100	100
June 2009	100	100	100	100	100
June 2010	100	100	100	100	100
June 2011	100	100	100	100	100
June 2012	100	100	100	100	100
June 2013	100	100	100	100	65
June 2014	100	100	100	100	6
June 2015	100	100	100	67	0
June 2016	100	100	84	15	0
June 2017	100	100	33	0	0
June 2018	100	58	0	0	0
June 2019	100	4	0	0	0
June 2020	100	0	0	0	0
June 2021	42	0	0	0	0
June 2022	0	0	0	0	0
June 2023	0	0	0	0	0
June 2024	0	0	0	0	0
June 2025	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the quarterly distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-4 Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Quarterly Distribution
Dates At Various CPR Percentages(1)

Quarterly Distribution Date	0%	4%	6%	8%	12%
Closing Date	100%	100%	100%	100%	100%
June 2007	100	100	100	100	100
June 2008	100	100	100	100	100
June 2009	100	100	100	100	100
June 2010	100	100	100	100	100
June 2011	100	100	100	100	100
June 2012	100	100	100	100	100
June 2013	100	100	100	100	100
June 2014	100	100	100	100	100
June 2015	100	100	100	100	85
June 2016	100	100	100	100	70
June 2017	100	100	100	89	56
June 2018	100	100	94	74	45
June 2019	100	100	78	60	34
June 2020	100	83	63	47	24
June 2021	100	64	47	34	0
June 2022	84	45	32	0	0
June 2023	58	28	0	0	0
June 2024	38	0	0	0	0
June 2025	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the quarterly distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class B Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Quarterly Distribution
Dates At Various CPR Percentages(1)

Quarterly Distribution Date	0%	4%	6%	8%	12%
Closing Date	100%	100%	100%	100%	100%
June 2007	100	100	100	100	100
June 2008	100	100	100	100	100
June 2009	100	100	100	100	100
June 2010	100	100	100	100	100
June 2011	100	100	100	100	100
June 2012	100	100	100	93	85
June 2013	100	100	94	82	62
June 2014	100	100	84	72	52
June 2015	100	89	75	63	43
June 2016	100	80	66	54	36
June 2017	100	71	57	46	28
June 2018	98	61	48	38	9
June 2019	86	52	40	31	0
June 2020	73	42	32	13	0
June 2021	59	33	13	0	0
June 2022	43	10	0	0	0
June 2023	30	0	0	0	0
June 2024	0	0	0	0	0
June 2025	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the quarterly distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class C Notes
Percentages Of Original Principal Of The Notes Remaining At Certain Quarterly Distribution
Dates At Various CPR Percentages(1)

Quarterly Distribution Date	0%	4%	6%	8%	12%
Closing Date	100%	100%	100%	100%	100%
June 2007	100	100	100	100	100
June 2008	100	100	100	100	100
June 2009	100	100	100	100	100
June 2010	100	100	100	100	100
June 2011	100	100	100	100	100
June 2012	100	100	100	95	66
June 2013	100	100	97	79	49
June 2014	100	100	82	64	34
June 2015	100	89	68	50	21
June 2016	100	75	54	36	9
June 2017	100	61	41	24	0
June 2018	100	47	28	13	0
June 2019	84	33	16	2	0
June 2020	65	19	4	0	0
June 2021	43	5	0	0	0
June 2022	20	0	0	0	0
June 2023	0	0	0	0	0
June 2024	0	0	0	0	0
June 2025	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the quarterly distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

$2,239,306,000
SLM Private Credit Student Loan Trust 2007-A
Issuing Entity

$626,000,000	Floating Rate Class A-1 Student Loan-Backed Notes
$566,000,000	Floating Rate Class A-2 Student Loan-Backed Notes
$219,000,000	Floating Rate Class A-3 Student Loan-Backed Notes
$653,891,000	Floating Rate Class A-4 Student Loan-Backed Notes
$73,142,000	Floating Rate Class B Student Loan-Backed Notes
$35,273,000	Floating Rate Class C-1 Student Loan-Backed Notes
$66,000,000	Auction Rate Class C-2 Student Loan-Backed Notes
SLM Funding LLC
Depositor
Sallie Mae, Inc.
Sponsor, Servicer and Administrator

Joint Book-Runners
Credit Suisse
Deutsche Bank Securities
Morgan Stanley

Co-Managers
Banc of America Securities LLC
Lehman Brothers

March 21, 2007